Industrial Services of America, Inc. Reports Preliminary Fourth Quarter and Year-End Results February 10, 2005 08:30:00 AM ET

Industrial Services of America, Inc. IDSA, a leading provider of logistic management services, equipment and processes for waste, recyclable commodities and other materials, announced preliminary unaudited financial results for the fourth quarter and year ending December 31, 2004.

Financial Highlights:

-- Total revenues for the fiscal year of 2004 were $139.6 million compared with total revenues for the fiscal year of 2003 of $118.5 million.

-- Net income for the fiscal year of 2004 was $1,497,194 (basic earnings of 43 cents per share and diluted earnings of 42 cents per share) compared with net income of $668,406 (basic and diluted earnings of 21 cents per share) for fiscal year of 2003.

-- Year-to-date EBITDA for the fiscal year of 2004 was $4.2 million compared with EBITDA of $3.1 million for the fiscal year of 2003.

-- Total revenues for the fourth quarter of 2004 were $32.5 million compared with total revenues for the fourth quarter of 2003 of $31.1 million.

-- Net income for the fourth quarter of 2004 was $127,331 (basic and diluted earnings of 4 cents per share) compared with net income of $280,717 (basic and diluted earnings of 9 cents per share) for the fourth quarter of 2003.

-- EBITDA for the fourth quarter of 2004 was $865,461 compared with EBITDA of $914,467 in the fourth quarter of 2003.

-- Long-term debt was reduced $2,762,908 to $1,000,000 as of December 31, 2004 compared to $3,762,908 as of December 31, 2003.

ISA Management's Comments

We are pleased to announce that each of the past two fourth quarters have been profitable. We have now recorded seven consecutive profitable quarters, allowing us to reduce our long-term debt this year by $2,762,908 to a carrying amount as of December 31, 2004 of $1,000,000.

Earnings for the fourth quarter of 2004 were affected by a 25% decrease in shipments of ferrous and nonferrous material during the fourth quarter of 2004 due to the traditional shutdown of mills that purchase our products during the month of December. During December of 2003, these mills did not shutdown and were accepting shipments due to the demand of the overseas markets. Severe weather in the Midwest was also a factor in the decrease of our shipments. Also, a tax deduction related to stock options that was taken in the second quarter of 2004 was reclassified to equity in the fourth quarter of 2004, increasing fourth quarter income tax expense by approximately $120,000 (basic and diluted effect of 3 cents per share).

Industrial Services of America, Inc., is a Louisville, Ky.-based logistic management services company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. The Company anticipates filing its annual report on Form 10-K for year ending December 31, 2004 containing final audited financial statements on or around March 25, 2005. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Dec 31,		Year ending Dec 31,
	2004	2003	2004	2003

Net Income (loss)	127,333	280,717	1,497,194	668,406
Interest expense	45,773	97,071	191,586	306,261
Income taxes	281,799	119,494	1,012,000	377,953
Depreciation	410,556	417,185	1,538,161	1,698,219
Amortization	-	-	-	51,180
EBITDA (1)	865,461	914,467	4,238,941	3,102,019

(1)

EBITDA is calculated by the Company as net income before interest expense, income taxes, depreciation and amortization. The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors and debt holders.